                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Hawthorne Financial Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                [LOGO]

                     HAWTHORNE FINANCIAL CORPORATION
                          2381 Rosecrans Avenue
                          El Segundo, CA  90245

                             _______________

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON MAY 20, 1996
                             _______________


   You are cordially invited to attend the Annual Meeting of Stockholders of Hawthorne Financial Corporation ("Company"), to be held at the Radisson Plaza Hotel at 1400 Parkview Avenue, Manhattan Beach, California, on May 20, 1996, at 10:00 a.m., local time, for the following purposes:

  1. To elect 8 directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

  2. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on April 19, 1996 as the record date for determining stockholders of Hawthorne Financial Corporation entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

   WE HOPE YOU WILL ATTEND THE ANNUAL MEETING IN PERSON IF IT IS CONVENIENT FOR YOU TO DO SO. IF YOU ARE UNABLE TO ATTEND, IT IS IMPORTANT THAT YOU SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE THAT A QUORUM IS PRESENT FOR THE TRANSACTION OF BUSINESS AT THE ANNUAL MEETING.

                                   By Order of the Board of Directors

                                   /s/ James D. Sage

                                   James D. Sage
                                   Senior Vice President
                                   and Corporate Secretary

                        HAWTHORNE FINANCIAL CORPORATION
                             2381 Rosecrans Avenue
                             El Segundo, CA  90245
                               _______________

                               PROXY STATEMENT
                               _______________

                           SOLICITATION OF PROXIES

   This Proxy Statement is being sent to you in connection with the solicitation of proxies by the Board of Directors of Hawthorne Financial Corporation ("Company") to be voted at the Annual Meeting of Stockholders of the Company to be held on May 20, 1996, and at any postponement or adjournment thereof. The approximate date of mailing of this Proxy Statement is April 22, 1996.

   The expenses of this proxy solicitation will be paid by the Company. The original mail solicitation may be supplemented by telephone, telegram, facsimile transmission or personal solicitation. The Company will also request record holders of shares beneficially owned by others to send proxy material to the beneficial owners of such shares and will reimburse such holders for their reasonable expenses incurred in doing so.


                                    VOTING

   The Board of Directors of the Company has selected April 19, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. The Company had 2,599,275 shares of common stock, par value $0.01 per share, issued and outstanding on that date. Holders of shares of the Company's common stock will be entitled to cast one vote for each share held as of the record date. Stockholders will also have the right, upon appropriate notice, to cumulate votes in the election of directors, which means that stockholders may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held, or to distribute those votes on the same principle among any number of the candidates.

   All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. Each valid proxy received without specific directions indicated thereon will be voted FOR the election of the nominees named in this proxy statement, or as many of such nominees as may be elected, as directors of the Company. The proxies solicited hereby confer authority on the proxy holders named therein to cumulate votes in the election of directors among the nominees for whom such proxies may be voted in such manner as they deem appropriate to elect the maximum possible number of such nominees. Each proxy delivered may be revoked by the stockholder who executed it at any time before it is voted by filing written notice of revocation, which may consist of a later dated proxy, with the Secretary of the Company prior to the vote on the matters described herein or by attending the meeting and voting in person.

   A majority of the outstanding shares of Common Stock of the Company, represented in person or by proxy, will constitute a quorum for the transaction of business. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted for a vote of the stockholders. If a broker indicates on the proxy that the broker does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter. The Board of Directors does not know of any business to be presented for action at the meeting other than that stated herein. If any other business is properly presented at the meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein.

                    NOMINATION AND ELECTION OF DIRECTORS

   A board of eight directors will be nominated and elected at the Annual Meeting to serve for the ensuing year and until their successors are duly elected and qualified. The table below sets forth certain information regarding the persons nominated for election as directors. THE BOARD OF DIRECTORS HEREBY SOLICITS PROXIES FROM THE HOLDERS OF THE COMPANY'S COMMON STOCK TO ELECT THESE NOMINEES AS DIRECTORS.

   The persons named herein have indicated their willingness to serve if elected. If any of the persons listed becomes unable to serve, an event the directors do not anticipate, the proxies solicited hereby will be voted for such replacement nominees as the Board of Directors of the Company shall select.

                         NOMINEES FOR ELECTION AS DIRECTORS

                                                     SHARES OF COMMON     PERCENTAGE OF
                                        DIRECTOR    STOCK BENEFICIALLY     OUTSTANDING
        NAME                  AGE        SINCE           OWNED (1)         COMMON STOCK
- ------------------------      ---       --------    ------------------    --------------
Marilyn Garton Amato           56         1988            6,300               0.24%
Scott A. Braly                 42         1993          321,600(2)           11.01%(2)
Timothy R. Chrisman            49         1994           11,000               0.42%
R. Michael Hall (3)            60         1996
Charles S. Jacobs              58         1991           53,804               2.07%
Harry F. Radcliffe (3)         45         1996
Howard E. Ritt                 71         1993            1,500               0.06%
Robert C. Troost               49         1979            9,300               0.36%

_________________

   (1)  As of March 31, 1996.

   (2) Includes 216,000 shares issuable upon the exercise of stock options granted under the Option Plan and 105,600 shares issuable upon the exercise of Warrants. The ownership percentage is calculated by dividing the number of shares of Common stock beneficially owned by the sum of the shares of Common stock of the Company currently outstanding plus the number of shares beneficially owned.

   (3) Pursuant to the Offering described under "Recapitalization", the three largest purchasers of investment units in such Offering are each entitled to recommend one person for selection by the Board of Directors for election as a director. To date, Fort Pitt Fund, L.P. has recommended Harry F. Radcliffe and Value Partners, Ltd. has recommended
        R. Michael Hall, both of whom were approved by the Board of Directors, are currently serving as directors and are listed herein as nominees. The third purchaser, Mr. Lee M. Bass, has not recommended a person to serve as a director.

BIOGRAPHICAL INFORMATION

   Marilyn Garton Amato has owned and operated an interior design firm for more than the past five years that specializes in both commercial and residential interior design. She has also been active in many civic and charitable groups over the years and is the daughter of Dr. Cecil O. Garton, a past director and Chairman of the Board of Directors of the Company and currently a director of Hawthorne Savings, F.S.B. ("Bank"), a wholly-owned subsidiary of the Company.

   Scott A. Braly has served as President and Chief Executive Officer of the Company and the Bank since July 1993. Mr. Braly served as a director of, and a consultant to, Citadel Holding Corporation, a savings and loan holding company, and its subsidiary company, Fidelity Federal Bank from April 1992 to July 1993. Mr. Braly was President and Chief Executive Officer of Valley Federal Savings and Loan Association from April 1990 to April 1992 and its Chief Financial Officer from June 1989 to November 1990 and served as Chief Financial Officer of Bel-Air Savings and Loan Association from May 1985 to May 1989. Mr. Braly is also a director of the Bank.

   Timothy R. Chrisman has been the President and owner of Chrisman & Company, Inc., an executive search firm, since 1982. Mr. Chrisman has previously served as a director of other savings institutions. Mr. Chrisman is also a director of the Bank.

   R. Michael Hall has been the Chief Executive Officer of The Troy Investment Fund, a real estate limited partnership, since 1975 and its President since 1987. Mr. Hall has also been the President and Chief Executive Officer of Wellington Pacific Corporation, the corporate general partner of The Troy Investment Fund, since 1982. Mr. Hall is also a director of the Bank.

   Charles S. Jacobs has served as President of Dionysos Inc., a franchise of Midas International Corporation, for more than the past five years. Mr. Jacobs is also managing general partner of Charles Jacobs Investments, a developer of California real estate. Mr. Jacobs is the son of Mrs. Hilma Jacobs Hill, a past director of the Bank.

   Harry F. Radcliffe has been President, Chief Executive Officer and a
Director of First Home Bancorp, Inc., Pittsburgh, Pennsylvania, since March 1993 and became President and Chief Executive Officer of its subsidiary First Home Savings Bank, F.S.B. in December 1993 and Director of the Bank since May 1993. He previously served as a Director and President of FirstSouth Savings Association from April 1989 to December 1993, and as its Chief Executive Officer from June 1989 to December 1993 and Director, President and Chief Executive Officer from May 1990 to December 1993. He also served as Director of Home Bancorp, Inc. and Home Savings Bank, F.S.B., Norfolk, Virginia from October 1994 to September 1995. Mr. Radcliffe became a director of Essex Savings Bank, F.S.B., Virginia Beach, Virginia on September 15, 1995. Mr. Radcliffe is also a director of the Bank.

   Howard E. Ritt was an Executive Vice President of Sanwa Bank (formerly Lloyds
Bank) from 1981 to his retirement in 1991. Mr. Ritt was employed in the financial services industry for over 40 years. Mr. Ritt is also a director of the Bank.

   Robert C. Troost has been for more than the past five years the President of
I. & T. Corp., the parent holding company of Arizona Granite & Marble, a wholesale and retail manufacturer of monuments located in Phoenix, Arizona.
Mr. Troost is also a director of the Bank.

COMPENSATION OF DIRECTORS; BOARD COMMITTEES

   The directors of the Company meet at least quarterly, though they held concurrent meetings with the directors of the Bank for much of 1995. Each non-employee director of the Company and the Bank receives an annual retainer fee of $15,000. In addition, each non-employee director of the Company and the Bank receives a fee of $1,000 for each meeting attended. The Chairmen of the Audit and Compensation Committees also receive $500 per meeting.

Individuals who are directors of both the Company and the Bank receive only the above described fees for their combined service. The directors of the Company held 11 regular and 5 special meetings in 1995.

   In February 1996, Richard Giles retired as Chairman and as a director from the Boards of the Company and the Bank. Concurrent therewith, Mr. Giles was elected Chairman Emeritus of the Company, which is a consultative, non-voting position. Mr. Giles will serve in this capacity through December 1997 and will receive his pre-retirement compensation through such date, which amount approximates $45,000 per year. Following Mr. Giles' retirement, the directors elected Mr. Chrisman as Chairman of the Boards of the Company and the Bank. In addition to receiving the compensation described above for all directors, Mr. Chrisman will receive an additional fee of $1,500 per month.

   The Board of Directors of the Company has a standing compensation committee, but no standing nominating or audit committees. The Bank has an audit committee of its Board of Directors that held 10 meetings in 1995. The Audit Committee currently consists of Mr. Ritt, as Chairman, Mr. Troost, and Mr. Chrisman. The principal functions of the Audit Committee are to meet with the Bank's internal auditors to evaluate internal controls and to meet with representatives of the Company's independent accountants to review their annual audit of the Company's financial statements. The Bank also has a Compensation Committee of its Board of Directors that held 12 meetings in 1995. The Compensation Committee currently consists of Mr. Chrisman, as Chairman, Mr. Ritt and Mr. Troost. The Compensation Committee has delegated responsibility from the Boards of Directors of the Company and the Bank to
(1) provide oversight with respect to the Bank's compensation and benefits policies and practices, (2) review and approve or disapprove management's recommendations concerning the compensation of senior officers, all stock option grants and the payment of bonuses (in the aggregate), and (3) provide oversight for management planning and succession.

PENDING ACTIONS BY THE OTS

VERNON D. HERBST

   The Office of Thrift Supervision ("OTS") has informed management that the OTS is preparing an action against Vernon D. Herbst, in which the OTS would assert one or more violations of OTS regulations by Mr. Herbst while Mr.
Herbst was the Chief Executive Officer and Chairman of the Board of the Bank.
In this regard, management has been informed by the OTS and the counsel for Mr. Herbst that there have been informal settlement negotiations between the parties concerning, among other things, the dollar amount of restitution or civil money penalties to be paid by Mr. Herbst. In addition, the OTS has informed management that, should it bring charges against Mr. Herbst, it would seek removal of Mr. Herbst as a director of the Company (Mr. Herbst is not a director of the Bank), among other possible remedies. The directors and management are aware that several current and former directors and officers of the Bank have given their depositions in this matter pursuant to subpoenas issued by the OTS.

   The Company and its Directors were named as defendants in a lawsuit brought by Mr. Herbst. Mr. Herbst's original complaint sought enforcement of certain alleged rights of indemnification and reimbursement of legal defense costs in connection with the OTS investigation discussed above. The Company has entered into a settlement agreement with Mr. Herbst under which certain defense costs incurred in the OTS investigation against Mr. Herbst have been reimbursed by the Company. The settlement agreement did not resolve the issue of whether or not Mr. Herbst is entitled to indemnification, but did authorize the payment of defense costs until such time as there is a determination in the OTS matter.

OTHER DIRECTORS

   While OTS representatives have informally indicated to the Bank that regulatory action is possible with respect to the Bank's other directors, excluding Messrs. Braly, Chrisman and Ritt, who were members of the Bank board during the 1992/1993 OTS regulatory examinations, with the further possibility of assessment of civil money penalties against such directors individually, the possibility of such action against the other directors remains unresolved.

LEGAL PROCEEDINGS

   The Company and the directors of the Company, excluding Mr. Herbst, have been named as defendants in a class and derivative action entitled ARTHUR GLICK
AND WILLIAM GURNEY, ON BEHALF OF THEMSELVES AND ALL OTHERS SIMILARLY SITUATED VS. HAWTHORNE FINANCIAL CORPORATION, ET. AL., filed in the United States District Court of California, Case No. 95-6855-ER ("Action"). The Action was originally filed on October 12, 1995, and has since been amended by the plaintiffs. The Action alleges, among other things, that the directors, in particular Mr. Braly, fraudulently failed timely and accurately to disclose in the Company's periodic public reports the magnitude of credit losses associated with the Bank's foreclosed property and troubled loan portfolios during the period May 1994 through May 1995, thereby purportedly inflating the Company's share price until additional credit losses were recorded during the first half of 1995, after which the Company's share price declined, to the purported detriment of the plaintiffs, among others. On February 26, 1996, the Court granted the Company's Motion to Dismiss the Action, concluding that the Action failed to set forth sufficient facts in support of the allegations included therein. The Court allowed the plaintiffs to amend the Action to seek to add sufficient additional facts to support their allegations. The plaintiffs filed an amended complaint with the Court in early March. The Company is vigorously defending the case and believes the allegations to be wholly without merit. Messrs. Glick and Gurney are stockbrokers who nominated themselves for election to the Board of the Company at the 1995 Annual Meeting of Stockholders. Neither person received sufficient votes to be elected as directors.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT;
                             AFFILIATE TRANSACTIONS

   The table below sets forth those persons who are known to the Company, based upon filings made by the persons indicated below with the Securities and Exchange Commission ("SEC"), to have had beneficial or record ownership of more than 5% of the Company's common stock or preferred stock as of March 31, 1996. This table also includes the beneficial ownership of those Executive Officers of the Company whose compensation is separately reported on herein, and the aggregate beneficial ownership of such stock by all directors and Executive Officers as a group. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to all the common stock reported in the table.

                                                                               COMMON STOCK            PREFERRED STOCK (8)
                                                                          -----------------------    -----------------------
                                                                          BENEFICIALLY   PERCENT     BENEFICIALLY   PERCENT
              NAME OF BENEFICIAL OWNER                                       OWNED       OF CLASS       OWNED       OF CLASS
- -----------------------------------------------------------------------   ------------   --------    ------------   --------
Trustees of Hawthorne Savings, F.S.B. Employee Stock
    Ownership Plan ("ESOP") (1) .......................................     674,247       21.75%
Scott A. Braly (2) ....................................................     321,600       11.01%          12          4.44%
Vernon D. Herbst ......................................................     180,823        6.96%
Dimensional Fund Advisors, Inc. (3) ...................................     146,100        5.62%
Dr. Cecil O. Garton (4) ...............................................     143,700        5.53%
David L. Hardin, Jr. (5) ..............................................      89,600        3.33%           2          0.74%
Norman A. Morales (5) .................................................      89,600        3.33%           2          0.74%
Norman LeBeau (6) .....................................................      46,000        1.74%
William R. Brown (6) ..................................................      32,000        1.22%
All directors and Executive Officers as a group (12 persons) (7) ......   1,158,674       36.48%          16          5.92%

__________________
  (1)  This information is based on Schedule 13G, Amendment No. 7, dated
       April 10, 1996, filed by Mr. Scott A. Braly, Chief Executive Officer and a director of the Company, Mr. David L. Hardin, Jr., Executive Vice President of the Bank, and Mr. Norman A. Morales, Executive Vice President and Chief Financial Officer of the Company ("Trustees"), who are the Trustees of the ESOP having an address at 2381 Rosecrans Avenue, El Segundo, CA 90245. The Schedule 13G reports that, of the total number of shares of common stock of the Company beneficially owned, (a) 173,447 shares are owned by the ESOP (of which 106,378 shares have been allocated to participants' accounts and may be voted by the participants pursuant to directions given to the

       Trustees, and 67,069 have not been allocated to participants' accounts, and with respect to which the Administrative Committee of the ESOP will direct the Trustees how to vote; 57,236 of these unallocated shares will be transferred to a newly-created 401(k) plan during 1996
       (SEE RETIREMENT PLANS)), (b) 321,600 shares are issuable upon the exercise of stock options granted under the Hawthorne Financial Corporation Stock Option Plan ("Option Plan") or the exercise of Warrants held by Mr. Braly, (c) 89,600 shares are issuable upon the exercise of stock options granted under the Option Plan or the exercise of Warrants held by Mr. Hardin and (d) 89,600 shares are issuable upon the exercise of stock options granted under the Option Plan or the exercise of Warrants held by Mr. Morales. The ownership percentage is calculated by dividing the number of shares beneficially owned by the sum of the shares of the Company currently outstanding plus the number of shares beneficially owned.

  (2) Includes 216,000 shares issuable upon the exercise of stock options granted under the Option Plan and 105,600 shares issuable upon the exercise of Warrants. The ownership percentage is calculated by dividing the number of shares beneficially owned by the sum of the shares of common stock of the Company currently outstanding plus the number of shares beneficially owned.

  (3) This information is based on the Schedule 13G, Amendment No. 3, dated February 7, 1996, filed by Dimensional Fund Advisors, Inc., a Delaware investment advisor registered under the Investment Advisers Act of 1940 that is deemed to have beneficial ownership of 146,100 shares of Company stock as of February 29, 1996 (all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager), disclaims beneficial ownership of all such shares, and has a business address at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

  (4) This information is based on the Schedule 13G, dated February 14, 1989, filed by Dr. Garton, having a business address at 2381 Rosecrans Avenue, El Segundo, CA 90245. The Schedule 13G sets forth certain information regarding the beneficial ownership of 143,700 shares of common stock of the Company, 1,700 shares of which are owned by an investment club in which Dr. Garton holds a 12.5% interest, as to which he shares voting and dispositive power. Dr. Garton is a past Chairman of the Board of Directors of the Company and is currently a director of the Bank.

  (5) Includes for Messrs. Hardin and Morales, respectively, 72,000 shares issuable upon the exercise of stock options granted under the Option Plan and 17,600 shares issuable upon the exercise of Warrants. The ownership percentage is calculated by dividing the number of shares beneficially owned by the sum of the shares of common stock of the Company currently outstanding plus the number of shares beneficially owned.

  (6) Includes for Messrs. LeBeau and Brown, respectively, 45,000 and 31,000 shares issuable upon the exercise of stock options granted under the Option Plan. The ownership percentage is calculated by dividing the number of shares beneficially owned by the sum of the shares of common stock of the Company currently outstanding plus the number of shares beneficially owned.

  (7) Includes the beneficial ownership attributed to Executive Officers of the Company and the Bank and all directors of the Company and the Bank, including 436,000 shares issuable upon exercise of stock options granted under the Option Plan, 140,800 shares issuable upon exercise of Warrants, 173,447 shares owned by the ESOP and the beneficial ownership of 408,427 shares currently outstanding. The ownership percentage is calculated by dividing the number of shares beneficially owned by the sum of the shares of common stock of the Company currently outstanding plus the number of shares beneficially owned excluding outstanding shares beneficially owned by members of the group.

  (8) Represents shares of Cumulative Perpetual Preferred Stock, Series A, issued in connection with the Offering.

LOANS

   The Company, through its subsidiary, the Bank, has originated loans in the ordinary course of business to directors, executive officers, principal stockholders, and their associates. Such loans were made on the same terms, including interest rates and collateral required, as those prevailing at the time for comparable transactions with non-affiliates. Management believes that such loans do not involve more than the normal risk of collection or present any unfavorable features. In the past, the Bank reduced the interest rate on loans made to directors, officers or employees by one percent from the rate that the Bank offered to the non-affiliates. The reduced interest rate remained in effect while the person was affiliated with the Company. However, under current regulations, the Bank is prohibited from originating loans with preferential rates to directors or executive officers. As of March 31, 1996, there were no loans outstanding to any director or executive officer of the Company or the Bank.

EMPLOYMENT CONTRACT

   Mr. Braly had a three year employment agreement with the Bank, which was entered into as of July 14, 1993 in connection with his employment as Chief Executive Officer and President of the Bank and the Company. In connection with the Recapitalization described below, Mr. Braly's contract was canceled.

RECAPITALIZATION

   On December 12, 1995, the Company completed the sale of $27 million of investment units in a private placement ("Offering"). Each investment unit consisted of $250,000 principal amount of the Company's senior notes ("Senior Notes"), five shares of the Company's Cumulative Perpetual Preferred Stock, Series A ("Preferred Stock"), and a warrant ("Warrants") to purchase 44,000 shares of the Company's common stock. The Company's contribution of $19 million of the net proceeds of the Offering as qualifying Tier 1 capital into the Bank during December 1995 satisfied a "prompt corrective action" directive ("PCA") issued in June 1995 by the Bank's primary regulator, the OTS. With the infusion of capital into the Bank, the OTS terminated the PCA and released the Bank from its capital plan. At December 31, 1995, the Bank's core and risk-based capital ratios were 5.80% and 10.27%, respectively, which exceeded the capital ratio requirements for the Bank to qualify as a "well capitalized" institution, as defined by OTS regulations.

   The Senior Notes carry a 12% per annum interest rate, payable semi-annually, and mature in December 2000. The first three years of interest ($4,860,000) was prefunded from the proceeds of the Offering and set aside in a separate reserved cash account. Thereafter, interest will be payable either in cash or in an equivalent value (determined in accordance with the provisions of the relevant agreement) in common stock of the Company.

   The Preferred Stock has a dividend rate of 18% per annum. Dividends will accumulate until June 1997, at which time, and quarterly thereafter, dividends will be payable quarterly either in cash or in an equivalent value (determined in accordance with the provisions of the relevant agreement) in common stock of the Company.

   The Warrants entitle the holders to purchase an aggregate of 2,376,000 shares of common stock of the Company at a fixed price of $2.25 per share. The Warrants are not exercisable until December 1998 and will terminate in December 2005.

   The Company's Chief Executive Officer and President, Scott A. Braly, and two Executive Vice Presidents of the Bank, David L. Hardin, Jr. and Norman A. Morales, purchased investment units in the Offering on the same terms as each of the other investors therein. Mr. Braly purchased 2.4 units for an aggregate purchase price of $1,200,000, Mr. Hardin purchased .4 of a unit for $200,000, and Mr. Morales purchased .4 of a unit for $200,000. None of these officers have any agreements or understandings with each other or with any of the other investors concerning their individual investments or matters relating to control of the Company. Concurrent with the Offering, eight officers of the Bank, including Messrs. Braly, Hardin and Morales, released a total of 252,500 stock options that had previously been granted to them pursuant to the Option Plan and received grants of 478,000 new stock options. See STOCK OPTIONS for a further description of such grants.

   The terms of the Offering entitle the three largest purchasers to recommend one person each for consideration by the Board for nomination to serve as a Director of the Company and the Bank. In accordance therewith, Fort Pitt Fund, L.P. recommended Mr. Harry F. Radcliffe and Value Partners, Ltd. recommended Mr.
R. Michael Hall, both of whom have been elected by the action of the Board and are currently serving as directors. To date, the third purchaser, Mr. Lee M. Bass, has not recommended a person to serve as a director.


                 COMPENSATION OF EXECUTIVE OFFICERS DURING 1995
   The following table sets forth the compensation paid to the Chief Executive Officer and the four other highest paid Executive Officers of the Company and the Bank during 1995, together with the positions in respect of which such compensation was received. Comparative data for the two previous fiscal years is also provided.

SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                         ------------
                                                     ANNUAL
                                                  COMPENSATION              AWARDS
                                                  --------------------------------
                                                                          SECURITIES
                                                                          UNDERLYING        ALL OTHER
NAME AND POSITION                   YEAR       SALARY      BONUS (1)     OPTIONS/SARs     COMPENSATION
- ----------------------              ----      --------     ---------     ------------     ------------
Scott A. Braly (2)                  1995      $250,000      $159,479        216,000          $  -
  Chief Executive Officer and       1994       250,000       121,750                            -
  President                         1993       141,507        50,000                          25,000

David L. Hardin, Jr. (3)            1995      $160,000      $ 74,500         72,000          $  -
  Executive Vice                    1994       160,000        55,000                            -
  President                         1993        54,564        46,333                            -

Norman A. Morales (4)               1995      $137,500      $ 72,000         72,000          $50,000
  Executive Vice                    1994          -              -                              -
  President                         1993          -              -                              -

Norman LeBeau (5)                   1995      $ 95,000      $ 46,230         45,000          $ 5,500
  Senior Vice                       1994        81,250        36,500                            -
  President                         1993        27,375           -                              -

William R. Brown (6)                1995      $110,000      $ 28,500         31,000          $ 5,500
  Senior Vice                       1994       110,000        54,475                            -
  President                         1993        46,333        13,250                            -

__________________
  (1) Amounts were earned in the years indicated. Bonuses are paid in the year earned or in the first quarter of the following year.

  (2) Mr. Braly was hired in July 1993. Pursuant to his employment contract, Mr. Braly received an annual salary of $250,000, a sign-on bonus of $25,000 (which is included with ALL OTHER COMPENSATION) and a guaranteed bonus of $50,000 for 1993. See REPORT ON EXECUTIVE COMPENSATION - CEO COMPENSATION for further discussion of Mr. Braly's compensation for 1994 and 1995.

  (3) Mr. Hardin was hired in August 1993. For each of the three years presented, Mr. Hardin's annual salary was $160,000, which was increased to $175,000 effective January 1, 1996.

  (4) Mr. Morales was hired in February 1995. His annual salary for 1995 was $150,000, which was increased to $175,000 effective January 1, 1996.
       Upon his hiring, Mr. Morales received a sign-on bonus of $50,000 which is included in ALL OTHER COMPENSATION.

  (5) Mr. LeBeau was hired in August 1993. His initial annual salary was $65,000, which was increased to $95,000 in 1995 and, effective January 1, 1996, was increased to $120,000. In November 1995, the Company awarded Mr. LeBeau 1,000 shares of the Company's common stock, the market value of which at the date of grant is included in ALL OTHER COMPENSATION.

  (6) Mr. Brown was hired in August 1993. For the three years presented, his annual salary was $110,000, which was increased to $120,000 effective January 1, 1996. In November 1995, the Company awarded Mr. Brown 1,000 shares of the Company's common stock, the market value of which at the date of grant is included in ALL OTHER COMPENSATION.

RETIREMENT PLANS

   The Company has an ESOP that previously covered substantially all employees over 21 years of age who met minimum service requirements. The Company froze the benefits provisions of the ESOP effective December 15, 1995. In connection therewith, all participant accounts became fully vested and nonforfeitable as of December 15, 1995. In February 1996 the ESOP was amended to include a 401(k) plan, which will become effective in 1996. At December 31, 1995, the ESOP owned 173,447 shares of the Company's common stock, of which 106,378 shares had been allocated to participants' accounts and 67,069 shares were unallocated. Management estimates that 57,236 unallocated shares will be transferred to the 401(k) plan in 1996. The remaining unallocated shares secure a loan receivable from the Company with remaining unpaid principal of $143,412 at December 31, 1995.

   The Company has a retirement income plan ("Retirement Plan") that previously covered substantially all employees over 21 years of age who met minimum service requirements. The Company did not have an accumulated post-retirement benefit obligation associated with the Retirement Plan as of December 31, 1995, as the assets of the Retirement Plan exceeded the vested benefits of participants. At that date, participant's benefits were fixed at their levels as of May 1989 and no additional participants have been added to the Retirement Plan since May 1989.

STOCK OPTIONS

   The Option Plan was approved by stockholders in May 1994. In approximate concurrence with the completion of the Offering, the Company (1) made revisions to the vesting provisions of the Option Plan, (2) adopted a new Employee Stock Option Plan ("Employee Plan") for individuals who are not Executive Officers,
(3) requested, and received, the release of all stock options ("Old Stock Options") previously granted under the Option Plan, and (4) granted new stock options ("New Stock Options") to a total of 21 officers of the Bank.

   Pursuant to the amended vesting provisions of the Option Plan, (1) New Stock Options granted to Messrs. Braly, Hardin and Morales vest ratably over three years from the grant date and (2) all other New Stock Options vest five years from the grant date, except that 33,000 New Stock Options vested on the grant date and vesting of the remaining New Stock Options may be accelerated for individual grantees (excluding Messrs. Braly, Hardin and Morales) based upon their achievement of financial and non-financial objectives. Generally, these objectives will be consistent with the Company's and the Bank's annual business plan and financial forecast. Any acceleration of vesting must be determined and approved by the Chief Executive Officer and the Compensation Committee of the Board of Directors.

New Stock Options granted under the Employee Plan vest five years from the grant date, subject to accelerated vesting as described above.

   The Old Stock Options that were released in conjunction with the Offering had been granted to eight officers of the Bank and covered 252,500 shares of the Company's common stock. The New Stock Options were granted to 21 officers of the Bank by the Board of Directors and cover 700,000 shares of the Company's common stock. In conjunction with the grant of the New Stock Options, the Company, the Bank and the grantees informally agreed that the Bank's cash incentive compensation program would be eliminated for the grantees.

OPTION GRANTS LAST FISCAL YEAR

   The tables below set forth grants of New Stock Options to Executive Officers during 1995, the values of such options at the end of 1995.

                                                                                             POTENTIAL REALIZABLE
                                              PERCENT OF                                       VALUE AT ASSUMED
                             NUMBER OF          TOTAL                                        ANNUAL RATES OF STOCK
                             SECURITIES      OPTIONS/SARs     EXERCISE                       PRICE APPRECIATION
                             UNDERLYING      GRANTED TO       OR  BASE                         FOR OPTION TERM
                            OPTIONS/SARs      EMPLOYEES        PRICE        EXPIRATION    ------------------------
          NAME               GRANTED (#)    IN FISCAL YEAR     ($/Sh)          DATE           5%            10%
- --------------------------  ------------    --------------    --------      ----------    --------      ----------
Scott A. Braly (1)             216,000          30.9%          $4.65           (1)        $516,475      $1,106,592
David L. Hardin, Jr. (1)        72,000          10.3%           4.65           (1)         172,158         368,864
Norman A. Morales (1)           72,000          10.3%           4.65           (1)         172,158         368,864
Norman LeBeau (2)               45,000           6.4%           5.26           (2)         129,801         346,892
William R. Brown (3)            31,000           4.4%           5.26           (3)          77,077         204,557

_______________

(1) New Stock Options vest ratably over three years from the grant date (November 27, 1995) and expire five years from each vesting date.

(2) New Stock Options vest five years from the grant date (December 19, 1995), subject to potential acceleration of vesting based upon achievement of certain defined financial and non-financial objectives, determined annually and expire five years from each vesting date.

(3) New Stock Options vest (a) on the grant date (December 19, 1995) with respect to 7,000 shares and (b) five years from the grant date with respect to 24,000 shares, subject to potential acceleration of vesting based upon achievement of certain defined financial and non-financial objectives, determined annually and expire five years from each vesting date.

FISCAL YEAR-END OPTION VALUES


                           NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS/SARs AT        IN-THE-MONEY 0PTIONS/SARs
                                  FISCAL YEAR-END (#)             AT FISCAL YEAR-END ($)
        NAME                  EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE (1)
- ---------------------      -------------------------------    -----------------------------
Scott A. Braly                    0/216,000                             $-/$75,600
David L. Hardin, Jr.              0/ 72,000                             $-/$25,200
Norman A. Morales                 0/ 72,000                             $-/$25,200
Norman LeBeau                     0/ 45,000                                $-/$-
William R. Brown              7,000/ 24,000                                $-/$-

________________
(1) Based on the closing sale price for the Company's common stock of $5.00 on December 29, 1995.

OLD STOCK OPTIONS

   As described elsewhere herein, seven current officers of the Bank received grants of Old Stock Options in November 1993, shortly following their hiring by the Bank during the last half of 1993. The Old Stock Options covered 217,500 shares of the Company's common stock and had exercise prices of $14.75 per share with respect to 100,000 Old Stock Options granted to Mr. Braly pursuant to his employment contract, and $13.75 per share with respect to a total of 117,500 Old Stock Options granted to the six other current officers who received Old Stock Options. In November 1994, the original Old Stock Options were canceled and revised stock options were granted covering the same number of shares as the original grants, but with a new exercise price of $7.22 per share, which equaled the then fair market value of the Company's common stock determined in accordance with the provisions of the Option Plan. In February 1995, Mr. Morales received a grant of 35,000 Old Stock Options at an exercise price of $4.38 per share, which equaled the then fair market value of the Company's common stock determined in accordance with the provisions of the Option Plan.
In November and December 1995, the Old Stock Options were canceled and New Stock Options were granted.

   The table below sets forth the individuals who were granted Old Stock
Options.

TEN-YEAR OPTION/SAR REPRICINGS

                                       NUMBER OF           MARKET PRICE     EXERCISE PRICE                   LENGTH OF ORIGINAL
                                 SECURITIES UNDERLYING     OF STOCK AT        AT TIME OF                          OPTION TERM
                                     OPTIONS/SARs            TIME OF         REPRICING OR      NEW            REMAINING AT DATE
                                     REPRICED OR           REPRICING OR       AMENDMENT      EXERCISE    OF REPRICING OR AMENDMENT
       NAME             DATE          AMENDED (#)          AMENDMENT ($)         ($)         PRICE ($)      ORIGINAL     REVISED
- --------------------  --------   ---------------------     -------------    -------------    ---------     ----------   ---------
   REPRICING OF OLD OPTIONS
- ------------------------------
Scott A. Braly        11/29/94            100,000               $ 4.50           $ 14.75      $ 7.22         9 years      8 years
David L. Hardin, Jr.  11/29/94             35,000                 4.50             13.48        7.22         9 years      8 years
Norman A. Morales     02/01/95             35,000                   (2)              (2)        4.38           (2)        9 years
William R. Brown      11/29/94             17,500                 4.50             13.48        7.22         9 years      8 years
                                          -------
                                          187,500
                                          -------
                                          -------
    GRANT OF NEW OPTIONS
- ------------------------------
Scott A. Braly         11/27/95           216,000               $ 4.63              4.65      $ 4.65
David L. Hardin, Jr.   11/27/95            72,000                 4.63              4.65        4.65
Norman A. Morales      11/27/95            72,000                 4.63              4.65        4.65
William R. Brown       12/19/95            31,000                 5.50              5.26        5.26
Norman LeBeau          12/19/95            45,000                 5.50              5.26        5.26
Jessica Vlaco          12/19/95            13,000                 5.50              5.26        5.26
                                          -------
                                          449,000
                                          -------
                                          -------

________________

(1) Except for Mr. Morales, the exercise price equaled the fair market value of the Company's common stock on the grant date (for the original grants in November 1993) and the weighted average price of the Company's common stock for the ten trading days immediately preceding the grant date (for the revised grants in November 1994). With respect to Mr. Morales, the exercise price equaled the weighted average price of the Company's common stock for the ten trading days immediately preceding the grant date (February 1995).

(2)  Mr. Morales was hired by the Company and the Bank in February 1995.

                        REPORT ON EXECUTIVE COMPENSATION

   The Board of Directors of the Company and the Bank, principally as delegated to the Joint Compensation Committee ("Committee") of both Boards, (1) have oversight responsibility for the Bank's compensation and benefits policies and practices, (2) are required to review and approve or disapprove management's recommendations concerning the compensation of senior officers (i.e., those with the title of Senior Vice President and above), all stock option grants and the payment of bonuses (in the aggregate), and (3) have oversight responsibility for management planning and succession. Where appropriate and necessary, the Committee has retained an independent compensation consultant to assist it in the exercise of its responsibilities, including the development of compensation plans and the propriety of the Company's and the Bank's compensation policies and practices with those of comparable companies.

   Mr. Braly, as Chief Executive Officer, and the Committee have established a framework within which the Bank provides cash and non-cash compensation to Bank's senior managers. Concurrent with the completion of the Offering, Mr. Braly and the Committee substantially revised the compensation package available to the Bank's principal managers to include long-term compensation in the form of New Stock Options and to eliminate virtually all annual cash bonuses. During 1994 and 1995, the Bank's compensation practices were almost solely centered on annual cash compensation, including base salaries and performance-based cash bonuses. The substantial shift in the orientation of the Bank's compensation practices for its senior managers was premised upon the successful completion of the Company's and the Bank's capital-raising initiatives in late 1995, which resulted in the elimination of the PCA and rescission of the Bank's capital plan. In this regard, Mr. Braly and the Committee concluded that a majority of the Bank's efforts in 1996 and beyond can be devoted to further developing the Bank's financing businesses and retail branch network, with correspondingly less effort being required to be devoted to the Bank's principal activities since mid-1993 - the management and liquidation of foreclosed properties and troubled loans, management of the Bank's relationship with regulators and the preservation of the Company and the Bank as going concerns.

BASE COMPENSATION

  Generally, the amount of base compensation paid to the Bank's senior managers has been determined, and is periodically monitored, by reference to informal surveys of the Bank's peers and by reference to the actual and expected contribution of individuals to achievement of the Company's and the Bank's near-term and long-term objectives. Though the Bank has no explicit policy with respect to periodic raises for officers, adjustments to base compensation are generally made on an exception-only basis and incorporate consideration of the individual's performance and changes to his or her recurring responsibilities.

CASH BONUSES

   During 1994 and 1995, the Bank's senior managers, as well as the Bank's other employees, participated in a Bank-wide cash incentive compensation program. Under this program, individuals within each of the Bank's business units could, and did, earn cash incentive compensation based upon their individual and group achievement of predetermined objectives, which in all instances were consistent with the Banks' overall objectives. As described elsewhere herein, the Committee in late 1995 granted New Stock Options to 21 of the Bank's managers. In connection therewith, the Committee and the grantees informally agreed that each grantee would cease to be eligible for annual cash incentive compensation awards, beginning in 1996. However, the Bank's established cash incentive compensation program will continue for the rest of the Bank's employees.

STOCK OPTIONS

   In late 1995, the Committee granted a total of 700,000 New Stock Options to the Bank's 21 principal managers concurrent with the completion of the Offering. The number of shares covered by New Stock Options represent approximately 21.2% of the sum of the Company's outstanding shares plus New Stock Options, and approximately 12.3% of the sum of the Company's outstanding shares plus New Stock Options plus Warrants. The directors and the Committee are cognizant that this aggregate proforma ownership of the Company represented by stock option grants is somewhat higher than many banking companies. However, the directors and the Committee believe that the magnitude of these stock option grants is appropriate in the circumstances because (1) the grantees will no longer participate in the Bank's cash incentive compensation program, and (2) the directors and the Committee wanted to ensure that the interests of all of the Bank's principal managers, rather than those of only a select few of its Executive Officers, were closely aligned with the Company's stockholders and the investors in the Offering.

CEO COMPENSATION

   Mr. Braly was appointed President and Chief Executive Officer of the Company and the Bank in July 1993. In connection with his appointment, Mr. Braly and the directors entered into a three-year employment contract which provided for, among other things, (1) base compensation of $250,000 per year, with no escalation provisions, (2) the potential for cash bonuses of up to $100,000 per year, and (3) the granting of 100,000 stock options.

   During both 1994 and 1995, the directors determined to waive the limitation on annual cash bonuses, based upon their assessment of Mr. Braly's performance, in particular his contribution towards recapitalizing the Company and the Bank during 1995 while retaining substantial ownership in the Company by its existing stockholders.

   The granting of 216,000 stock options to Mr. Braly in November 1995, following cancellation of the 100,000 stock options originally granted to him, was made in consideration of (1) the desire of the directors to retain the services of Mr. Braly for the foreseeable future, (2) his willingness to forego material cash bonuses beginning in 1996, and (3) his agreement to cancel his existing contract in early 1996 without replacement.


CONCLUSION

   The Compensation Committee believes that the compensation programs established for the Company's and the Bank's senior executives reflect appropriate levels for 1995.

                              1995 COMPENSATION COMMITTEE

                              Timothy Chrisman, Chairman
                              Howard E. Ritt
                              Robert C. Troost

   This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933 or under the Securities and Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

PERFORMANCE GRAPH

   Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the National Association of Securities Dealers Automated Quotation System market index and the SNL Securities Western Thrift index for publicly traded savings institution holding companies for the period beginning January 1, 1991 and ended December 31, 1995.

        COMPARISON OF FIVE YEAR CUMULATIVE RETURN AMONG HAWTHORNE FINANCIAL CORPORATION, NASDAQ MARKET INDEX AND SNL SECURITIES WESTERN THRIFT INDEX

                           HAWTHORNE FINANCIAL CORPORATION
                               STOCK PRICE PERFORMANCE


                                       [GRAPH]

                           INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors of the Company has selected Deloitte & Touche LLP, certified public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1995. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions. The representative will be given the opportunity to make a statement if the representative wishes to do so.

                    STOCKHOLDERS' PROPOSALS FOR 1997 ANNUAL MEETING

   All proposals of stockholders intended to be presented for consideration at the next annual meeting must be received by the Company no later than December 29, 1996 for inclusion in the Company's proxy statement and form of proxy relating to the next annual meeting.

   THE COMPANY WILL PROVIDE EACH STOCKHOLDER FREE OF CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, AN ADDITIONAL COPY OF THE COMPANY'S ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, WITHOUT EXHIBITS. THE COMPANY WILL FURNISH A COPY OF THE EXHIBITS TO ITS FORM 10-K TO ANY STOCKHOLDERS UPON REQUEST AND PAYMENT OF A COPYING CHARGE OF ($.25) PER PAGE. REQUESTS SHOULD BE ADDRESSED TO:


                              Hawthorne Financial Corporation
                              c/o Hawthorne Savings, F.S.B.
                              Attn: Investor Relations
                              2381 Rosecrans Avenue
                              El Segundo, CA  90245


                              By Order of the Board of Directors

                              /s/ James D. Sage

                              James D. Sage
                              Senior Vice President
                              and Corporate Secretary

April 22, 1996

                         HAWTHORNE FINANCIAL CORPORATION

                                      PROXY

   UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

The undersigned hereby appoints Scott A. Braly, with full power of substitution, to act as the lawful proxy and agent of the undersigned at the Annual Meeting of Stockholders of Hawthorne Financial Corporation (the "Company"), to be held on May 20, 1996, or any adjournment thereof, for the purpose of voting on the matters referred to below, to represent the undersigned and to vote all shares of stock of the Company that the undersigned would be entitled to vote if personally present at such Annual Meeting as indicated on the reverse side.

(1)  ELECTION OF DIRECTORS

/  /   FOR all nominees listed below (except as marked to the contrary below)

/  /   WITHHOLD AUTHORITY to vote for all nominees listed below

INSTRUCTION:   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
               A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

                    Marilyn Garton Amato
                    Scott A. Braly
                    Timothy R. Chrisman
                    R. Michael Hall
                    Charles S. Jacobs
                    Harry F. Radcliffe
                    Howard E. Ritt
                    Robert C. Troost


(2) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ALL SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


THE BOARD OF DIRECTORS OF HAWTHORNE FINANCIAL CORPORATION RECOMMENDS A VOTE FOR PROPOSAL 1. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HAWTHORNE FNANCIAL CORPORATION.

                IMPORTANT: PLEASE DATE AND SIGN THIS PROXY BELOW.


______________________________, 1996 (DATE)

______________________________________________ (SIGNATURE)

______________________________________________ (SIGNATURE)

IMPORTANT: Please sign your name or names exactly as indicated on this Proxy. Only one signature is required in the case of joint account. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Your signature acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting prior to signing this Proxy.

      PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE
                     IN THE POSTAGE PAID ENVELOPE PROVIDED.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------